Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

STANDARD PACIFIC CORP.

(Pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware)

Standard Pacific Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of Delaware was August 14, 1991.

SECOND: This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and it amends and restates the provisions of the Certificate of Incorporation of the Corporation.

THIRD: The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Standard Pacific Corp.

ARTICLE II

DEFINITIONS

For purposes of this Amended and Restated Certificate of Incorporation, the following terms shall have the meanings indicated, and all capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Section 203(c) of the Delaware General Corporation Law, as in effect on the date hereof:

(A) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person. As used in this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of securities, partnership interests or by contract or otherwise. Notwithstanding the foregoing, solely for purposes of this Amended and Restated Certificate of Incorporation, the directors and officers of the Corporation or any of its Subsidiaries shall not, solely as a result of holding such office, be deemed Affiliates of the Investor. With respect to the Investor, the term “Affiliate” shall also include its general partner or investment manager or similar Person, and any other entity with the same general partner or investment manager or similar Persons.

(B) “Board” shall mean the Board of Directors of the Corporation.

(C) “Investor” shall mean MP CA Homes LLC, a Delaware limited liability company.

(D) “Person” shall mean any individual, corporation, partnership, firm, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other legal entity.

(E) “Voting Stock” shall mean stock of the Corporation of any class or series entitled to vote generally in the election of directors of the Corporation, and each reference herein to a percentage or portion of shares of Voting Stock shall refer to such percentage or portion of the votes entitled to be cast by the holders of such shares.

ARTICLE III

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, City of Dover 19904, County of Kent and the name of its registered agent at that address is National Registered Agents, Inc.

ARTICLE IV

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE V

AUTHORIZED CAPITAL STOCK

SECTION 1 Number of Authorized Shares. The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, “Common Stock” and “Preferred Stock”; the total number of shares of all classes of stock that the Corporation shall have authority to issue is six hundred ten million (610,000,000) shares, consisting of six hundred million (600,000,000) shares of Common Stock, par value of $.01 per share, and ten million (10,000,000) shares of Preferred Stock, par value $.01 per share.

SECTION 2 Common Stock. Shares of Common Stock may be issued from time to time in one or more series. Shares of Common Stock that are redeemed, purchased or otherwise acquired by the Corporation may be reissued except as otherwise provided by law. The Board is hereby authorized to fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share, as well as the number of members, if any, of the Board or the percentage of members, if any, of the Board each series of Common Stock may be entitled to elect), rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of Common Stock, and the number of shares constituting any such series and the designation thereof, and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of such series, but not below the number of shares of such series then outstanding. Notwithstanding the foregoing, the Board shall have no power to alter the rights of any shares of Common Stock then outstanding. Unless and until the Corporation shall file with the Delaware Secretary of State a certificate of designations creating a series of Common Stock, all shares of Common Stock shall be of one class without series and shall be denominated “Common Stock.” Upon the first filing with the Delaware Secretary of State of a certificate of designations creating a series of Common Stock, which series shall be denominated “Class B Common Stock,” each share of Common Stock outstanding or held in the treasury immediately prior to such filing shall be denominated “Class A Common Stock,” and each certificate representing then outstanding shares of Common Stock shall thereafter be deemed to represent shares of Class A Common Stock.

SECTION 3 Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. Shares of Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation may be reissued except as otherwise provided by law. The Board is hereby authorized to fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share, as well as the number of members, if any, of the Board or the percentage of members, if any, of the Board each class or series of Preferred Stock may be entitled to elect), rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of such series, but not below the number of shares of such series then outstanding. Notwithstanding the foregoing, the Board shall have no power to alter the rights of any shares of Preferred Stock then outstanding.

SECTION 4 Distributions Upon Liquidation. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of each series of Preferred Stock shall be entitled to receive, out of the net assets of the Corporation, an amount for each share of such series of Preferred Stock equal to the amount fixed and determined by the Board in the resolution or resolutions creating such series and providing for the issuance of such shares, and no more, before any of the assets of the Corporation shall be distributed or paid over to the holders of Common Stock and any Preferred Stock with rights to participate with the Common Stock in such event. If, upon such dissolution, liquidation or winding up, the assets of the Corporation distributable as aforesaid among the holders of Preferred Stock of all series shall be insufficient to permit full payment to them of said preferential amounts, then such assets shall be distributed ratably among such holders of Preferred Stock in proportion to the respective total amounts which they shall be entitled to receive as provided in this Section 4. After payment in full of said preferential amounts to the holders of Preferred Stock of all series, the remaining assets and funds of the Corporation shall be divided among and paid to the holders of shares of each series of Common Stock and shares of Common Stock without series, and any Preferred Stock with rights to participate with the Common Stock in such event, each in accordance with the resolution or resolutions of the Board creating such series and providing for the issuance of such shares.

ARTICLE VI

ANNUAL MEETINGS OF STOCKHOLDERS

The annual meeting of stockholders shall be held at such time, on such date and at such place (within or without the State of Delaware) as provided in the Bylaws of the Corporation. Subject to any requirement of applicable law, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VII

CALL OF SPECIAL MEETINGS OF STOCKHOLDERS

Special meetings of stockholders of the Corporation for any purpose or purposes may be called at any time by a majority of the members of the Board of Directors or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose power and authority, as provided in a resolution by the Board of Directors or in the Bylaws of the Corporation, includes the power to call such meetings, but such special meetings of stockholders of the Corporation may not be called by any other Person or Persons or in any other manner.

ARTICLE VIII

NUMBER OF DIRECTORS

The number of directors that shall constitute the whole Board shall be as specified in the Bylaws of the Corporation, as the same may be amended from time to time. Notwithstanding the foregoing, during any period in which the holders of any one or more series of Preferred Stock, voting as a class, shall be entitled to elect a specified number of directors by reason of dividend arrearages or other contingencies giving them the right to do so, then and during such time as such right continues, (A) the then otherwise authorized number of directors shall be increased by such specified number of directors and the holders of shares of such series of Preferred Stock, voting as a class, shall be entitled to elect such specified number of directors in accordance with the procedure set forth in the resolution or resolutions of the Board creating such series and providing for the issuance of such shares and (B) each such additional director shall serve until his or her successor shall be elected and shall qualify, or until his or her right to hold such office terminates pursuant to the resolution or resolutions of the Board creating such series of Preferred Stock and providing for the issuance of shares of such series, whichever occurs earlier. Whenever the holders of shares of such series of Preferred Stock are divested of such right to elect directors pursuant to the resolution or resolutions of the Board creating such series and providing for the issuance of such shares, the terms of office of all directors elected by the holders of such series of Preferred Stock pursuant to such rights, or elected to fill any vacancies resulting from the death, resignation or removal of directors so elected by the holders of such series, shall forthwith terminate and the authorized number of directors shall be reduced accordingly.

ARTICLE IX

STOCKHOLDER ACTION BY WRITTEN CONSENT

Subject to any rights of the holders of any series of Preferred Stock to act by written consent as set forth in the applicable certificate of designations, any action required or permitted to be taken by stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting; provided, however, that so long as the Investor, together with its Affiliates, owns shares representing at least 40% of the voting power of the Voting Stock, any action required or permitted to be taken by stockholders of the Corporation at any annual or special meeting of stockholders may be effected without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted.

ARTICLE X

LINES OF BUSINESS

SECTION 1 Duties. In recognition and anticipation (i) that directors, officers and/or employees of members or partners of the Investor and its Affiliates may serve as directors and/or officers of the Corporation, (ii) that the Investor or members or partners of the Investor and its Affiliates may engage and are expected to continue to engage in the same, similar or related lines of business and/or other business activities as those in which the Corporation or any of its subsidiaries, directly or indirectly, may engage, and that the Investor or members or partners of the Investor and its Affiliates may compete with the Corporation and its subsidiaries in one or more of such business lines and/or business activities, (iii) that the Investor or members or partners of the Investor and its Affiliates may have an interest in the same areas of corporate opportunity as the Corporation and its subsidiaries, (iv) that the Investor or members or partners of the Investor and its Affiliates may engage in material business transactions with the Corporation and its subsidiaries, and (v) that, as a consequence of the foregoing, it is in the best interests of the Corporation that the respective rights and duties of the Corporation and of the Investor and the members or partners of the Investor and its Affiliates, and the duties of any directors or officers of the Corporation who are also directors, officers or employees of the Investor or members or partners of the Investor and its Affiliates, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, the Corporation and its subsidiaries, on the one hand, and the Investor or members or partners of the Investor and its Affiliates, on the other hand, and in recognition of the benefits to be derived by the Corporation through its contractual, corporate and business relations with the Investor and members or partners of the Investor and its Affiliates (including possible service of directors, officers or employees of the Investor or members or partners of the Investor and its Affiliates as directors, officers or employees of the Corporation or its subsidiaries), the provisions of this Article X shall, to the fullest extent permitted by law, regulate and define the conduct of certain of the businesses and affairs of the Corporation in relation to the Investor and members or partners of the Investor and its Affiliates and the conduct of certain affairs of the Corporation as they may involve the Investor and the members or partners of the Investor and its Affiliates and their respective directors, officers and employees, and the power, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith. Any Person purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this Article X.

SECTION 2 Similar Activities or Lines of Business. Except as otherwise set forth herein or agreed in writing between the Corporation and the Investor or its Affiliates, the Investor and its Affiliates shall, to the fullest extent permitted by law, have no duty to refrain from (x) engaging in the same, similar or related lines of business and/or other business activities as the Corporation or any of its subsidiaries, or (y) doing business with any client, customer or vendor of the Corporation or any of its subsidiaries, and neither any member or partner of the Investor and its Affiliates nor any officer, director or employee thereof (except as provided in Section 3 of this Article X) shall to the fullest extent permitted by law be deemed to have breached his, her or its fiduciary duties, if any, to the Corporation by reason of engaging in any such line of business or activity. In the event that the Investor or a member or partner of the Investor and its Affiliates acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation or any of its subsidiaries and the Investor or a member or partner of the Investor and its Affiliates, provided that knowledge of the potential transaction or matter came to the attention of such Persons other than as a result of his, her or its position with the Corporation or that of their Affiliates with the Corporation, none of the Investor or any such member or partner of the Investor and its Affiliates, to the fullest extent permitted by law, shall (i) be determined to have failed to comply with its duty (fiduciary or otherwise) to the Corporation and its stockholders with respect to such corporate opportunity, (ii) have a duty to communicate or offer such corporate opportunity to the Corporation or any of its subsidiaries, or (iii) be determined to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or any of its subsidiaries or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders by reason of the fact that the Investor or such member or partner of the Investor and its Affiliates pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person or does not communicate or offer information regarding such corporate opportunity to the Corporation.

SECTION 3 Shared Officers and Directors. Except as otherwise agreed in writing between the Corporation and the Investor or its Affiliates in the event that a director or officer of the Corporation who is also a director, officer or employee of the Investor or a member or partner of the Investor and its Affiliates (a “Shared Officer”) acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation or any of its subsidiaries and the Investor or a member or partner of the Investor and its Affiliates, provided that knowledge of the potential transaction or matter came to the attention of such Persons other than as a result of his, her or its position with the Corporation or that of their Affiliates with the Corporation, to the fullest extent permitted by law, no such Shared Officer shall (i) be determined to have failed to comply with his or her duty (fiduciary or otherwise) to the Corporation and its stockholders with respect to such corporate opportunity, (ii) have a duty to communicate or offer such corporate opportunity to the Corporation or any of its subsidiaries, or (iii) be determined to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders by reason of the fact that the Investor or any member or partner of the Investor and its Affiliates pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person; or does not communicate or offer information regarding such corporate opportunity to the Corporation; provided, with respect to each of (i), (ii), and (iii) above, that such director or officer acts in a manner consistent with the following:

(A) any corporate opportunity offered to any person who is a Shared Officer by virtue of an officer position with the Corporation or an officer and director position with the Corporation shall belong to the Corporation (in which case such Shared Officer must present the opportunity in the first instance to the Corporation);

(B) any corporate opportunity offered to any person who is a Shared Officer by virtue of having a director position with the Corporation shall belong to the Corporation if such opportunity was expressly offered to such person solely in his or her capacity as a director of the Corporation (in which case such Shared Officer must present the opportunity in the first instance to the Corporation);

(C) any corporate opportunity offered to any person who is a Shared Officer shall belong to the Investor or the applicable member or partner of the Investor and its Affiliates if such opportunity was expressly offered to such person solely in his or her capacity as a director, officer or employee of the Investor or such member or partner (in which case such Shared Officer must present the opportunity in the first instance to the Investor or such member or partner); and

(D) any corporate opportunity otherwise offered to any person who is a Shared Officer shall belong to the Investor or the applicable member or partner of the Investor and its Affiliates.

The Corporation renounces its interest and expectancy in, or in being offered an opportunity to participate in, any corporate opportunity not expressly allocated to it under this Article X.

SECTION 4 Expiration. This Article shall expire on the date that the Investor, together with its Affiliates, ceases to own shares representing at least 10% of the voting power of the Voting Stock.

ARTICLE XI

ELECTION OF DIRECTORS

SECTION 1 Board. The Board of Directors shall consist of only one class. Except as set forth in Article VIII, (A) each director shall serve until his successor shall have been duly elected and qualified unless he shall resign, become disqualified or shall otherwise be removed, and (B) in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director until the expiration of his current term or his prior death, resignation or removal.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may, unless the Board of Directors determines otherwise, only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director; provided, however, that if the holders of any class or classes of stock or series thereof are entitled to elect one or more directors, vacancies and newly created directorships of such class or classes or series may only be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

SECTION 2 Stockholder Nominees. Nominations by stockholders of persons for election to the Board shall be made only in accordance with the procedures set forth in the Bylaws of the Corporation.

SECTION 3 Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board, may be removed from office with or without cause at any time, and only by the affirmative vote of the holders of a majority of the shares of Voting Stock then outstanding.

ARTICLE XII

LIABILITY AND INDEMNIFICATION

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “Delaware Law”), a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Corporation shall indemnify, in the manner and to the fullest extent permitted by the Delaware Law, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Corporation may indemnify, in the manner and to the fullest extent permitted by the Delaware Law, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation may, to the fullest extent permitted by the Delaware Law, purchase and maintain insurance on behalf of any such director, officer, employee or agent against any liability which may be asserted against such person. To the fullest extent permitted by the Delaware Law, the indemnification provided herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and, in the manner provided by the Delaware Law, any such expenses may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by the Delaware Law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

No repeal or modification of the foregoing paragraph shall adversely affect any right or protection of a director of the Corporation existing by virtue of the foregoing paragraph at the time of such repeal or modification.

ARTICLE XIII

AMENDMENT OF CORPORATE DOCUMENTS

SECTION 1 Certificate of Incorporation. The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation; and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved herein.

SECTION 2 Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized and empowered to make, alter or repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaw made by the Board.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Clay A. Halvorsen, its Executive Vice President, General Counsel and Secretary, as of this 18th day of August, 2008.

/s/ Clay A. Halvorsen
Name:	Clay A. Halvorsen
Title:	Executive Vice President, General Counsel and Secretary